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EXHIBIT 16.1 TO FORM S-4


October 2, 1998
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549




Gentlemen:

We have read the section captioned "Change in Accountants" in Amendment 3 to the Registration Statement (Form S-4 No. 333-57609) included in the registration statement dated October 5, 1998, of Grove Holdings LLC and Grove Holdings Capital, LLC and are in agreement with the statements contained in paragraph 1 under the caption "Change in Accountants" on pages 114, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                            Ernst & Young LLP